Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Shareholders and Board of Trustees of
American Financial Realty Trust:
We consent to the use of our reports as follows, which are all incorporated by reference herein:
•	Report dated March 14, 2006, except as to Notes 3, 8 and 10, which are as of November 15, 2006, with respect to the consolidated balance sheets of American Financial Realty Trust and subsidiaries (the Company) as of December 31, 2005, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three year period ended December 31, 2005.

•	Report dated March 14, 2006 with respect to financial statement schedule III as of December 31, 2005.

•	Report dated March 14, 2006 with respect to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, which expressed our opinion that American Financial Realty Trust did not maintain effective internal control over financial reporting as of December 31, 2005, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states there was a material weakness relating to the Company’s accounting for income taxes.
In addition, we consent to the reference to our firm under the heading “Experts” in the registration statement.
/s/ KPMG LLP
Philadelphia, Pennsylvania
November 16, 2006